Exhibit 10.2

CONSENT OF MAJORITY INVESTOR HOLDERS

AND MAJORITY MANAGEMENT HOLDERS

To Termination of Registration Rights Agreement

This Consent of Majority Investor Holders and Majority Management Holders to Termination of Registration Rights Agreement (this “Agreement”) is made and entered into effective as of January 4, 2011, by and between Hudson Holding Corporation, a Delaware corporation (the “Company”), and the undersigned signatories hereto (collectively, the “Investors”), who are parties to the Registration Rights Agreement, dated as of October 14, 2009 (the “Registration Rights Agreement”), among the Investors, the Company, and certain other holders of shares of the Company’s common stock.

WHEREAS, the Company is considering a proposal from Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the “Parent”), for the acquisition of the Company, pursuant to which the Company would merge with and into a subsidiary of Parent, with the subsidiary of Parent surviving the transaction (the “Merger”); and

WHEREAS, the undersigned Investors constitute the Majority Investor Holders and the Majority Management Holders, as such terms are defined in the Registration Rights Agreement; and

WHEREAS, in furtherance of the Merger, the Investors and the Company believe that it is in their best interests to terminate the Registration Rights Agreement, as prescribed below, upon closing of the Merger.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Investors hereby agree as follows:

1. Termination of Registration Rights Agreement. The Registration Rights Agreement is hereby terminated effective upon the Effective Time (as defined in the Agreement and Plan of Merger, dated January 4, 2011, which has been entered into between the Company and Parent concerning the Merger).

2. Governing Law. This Agreement shall be governed and construed under the laws of the State of New York, without reference to its choice of law or conflict of law rules.

3. Assignment. This Agreement will obligate and benefit the parties and their respective successors and assigns. This Agreement and rights under this Agreement may be assigned to Parent by the Company, without the prior written consent of any other party. No party other than the Company may assign this Agreement, or any rights under this Agreement without the prior written consent of the other parties, which each of the other parties may withhold in its or his reasonable discretion.

4. Miscellaneous. This Agreement contains the complete and exclusive statement of the agreement of the parties and supersedes all prior agreements and communications, whether oral or in writing, between the parties with respect to the subject matter of this Agreement. No amendment or modification of this Agreement will be effective unless made in a writing signed on behalf of both the Investor and the Company. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such counterparts shall together constitute one and the same instrument.

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D-10_20110110-3180-322DEFC3

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

SEAPORT HUDSON LLC

By:	/s/ Jonathan Silverman
	Name:	Jonathan Silverman
	Title:	General Counsel

/s/ Ken Pasternak
KEN PASTERNAK

/s/ Anthony M. Sanfilippo
ANTHONY M. SANFILIPPO

/s/ Ajay Sareen
AJAY SAREEN

HUDSON HOLDING CORPORATION

By:	/s/ Tony Sanfilippo
	Name:	Tony Sanfilippo
	Title:	Chief Executive Officer

Signature Page to Agreement to Terminate Registration Rights Agreement